Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632
SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED MARCH 21, 2011 TO PROSPECTUS DATED AUGUST 13, 2010
FEBRUARY 2011 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	February 2011	Year to Date	2/28/11	2/28/11
Series A-1	9.40%	-1.17%	$12,118,149	$1,548.38
Series A-2	9.52%	-0.89%	$3,086,075	$1,656.17
Series B-1	11.42%	-1.08%	$8,462,069	$1,336.66
Series B-2	11.52%	-0.83%	$5,223,325	$1,378.31

*	All performance is reported net of fees and expenses
Fund results for February 2011:
     The Fund’s allocation to equity markets performed well in February as major indices in the U.S. and Europe continued to press higher on improving economic conditions and strong corporate results. Late in the month, European and U.S. equities were shaken as the political unrest in Egypt spread to Libya and Bahrain, where protesters were met with force. The outbreak of violence triggered a spike in energy markets, which, when combined with uncertainty surrounding the severity of the crisis, prompted liquidation. Most major U.S. and European indices recovered late amid reassuring comments that the Saudis would cover any oil supply shortfalls. Asian shares struggled as inflation took a toll on growth prospects. Chinese H-shares lagged, finishing unchanged as inflation and consequent fiscal tightening dominated the action. Spillover pressure also affected shares in Singapore (-5.9%) and Taiwan (-5.6%). Japan’s Nikkei (+3.7%) and Australia’s SPI (+2.1%) managed to post gains in relatively quiet trading. A mixture of long and short positions led this sector to a gain in February.
     The Fund experienced losses in the bond sector in February as existing positions suffered amid a reversal in investors’ perception of the current risk environment. After breaking lower early in the month on strong corporate earnings and forward guidance, U.S. 30-year bond futures surged to January highs as growing unrest across the Middle East unnerved investors, prompting a general flight to safety. Germany’s bund futures opened the month under pressure as anecdotal evidence of exceptional demand from China offset disappointing December factory orders and retail sales data. However, the deteriorating geopolitical situation and local election losses by the majority ruling party in Germany spurred a reversal that led to losses for the Fund. Trade in Australian bond futures was particularly volatile, to the Fund’s detriment, as weakness associated with a strong early month employment report faded as the RBA chief indicated that the central bank was not considering a rate hike at the current time. A mixture of long and short bond positions produced losses.
     The Fund obtained gains in currencies in February as the dollar continued to trend lower, extending January’s losses by another 0.7%. The Swiss franc (+1.5%) and Japanese yen (+0.3%) finished strong amid safe haven buying as the situation deteriorated in the Middle East. The Fund experienced gains in the British pound (1.5%) after Consumer Price Index readings showed that prices were increasing at a 4.0% annualized rate, the highest level since fall of 2008. Meanwhile, central bankers in Peru (-0.2%), Colombia (-2.1%), Indonesia (+2.5%), and Russia (+3.2%) raised rates as they continued to battle inflation while also attempting to fend off the negative effects that massive currency inflows are having on domestic currency appreciation. Colombia extended its dollar purchase program for another three months, hoping to cap currency gains to protect its export prospects. The Australian dollar (+2.5%) rallied to the benefit of the Fund as strong commodity markets supported full employment. A mixture of long and short positions led this sector to a gain.
     The Fund’s allocation to global energy markets yielded gains as growing instability in the Middle East and Northern Africa sent prices significantly higher. Short positions in West Texas Intermediate (“WTI”) crude oil performed well early in the month, falling over 5.0% following the Eqyptian president’s resignation and total U.S. fuel supplies moving to twenty year highs at the Cushing, Oklahoma delivery point. From there, the Fund experienced gains on long positions in April gasoline (+9.8%), heating oil (+7.6%), and brent crude (+10.9%) at the expense of the Fund’s WTI crude position as civil unrest spread to Bahrain, Libya, and Oman. The markets gathered momentum as speculation surrounding the stability of the Saudi regime intensified. Short positions in April natural gas also performed well, falling 8.9% on the month as forecasts for mild weather contributed to a convincing breech of the $4 btu level. A mixture of long and short positions led this sector to a gain.
     The Fund experienced gains in April gold (+5.6%) in February as the market’s focus shifted from improving economic results to inflation risks. Gold rallied early as China responded aggressively to its inflation challenges with interest rate and reserve requirement hikes. While the unrest in Egypt subsided relatively peacefully, matters took a more violent turn in Bahrain, and Libya as rising food costs exacerbated widespread discontent, fuelling skyrocketing energy markets which posed even greater inflation risks and support for gold. These factors produced an overall gain for the Fund’s perpetual long gold futures position.
     Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall positive performance.

     For the month of February 2011, Series A-1 gained 9.40%, Series A-2 gained 9.52%, Series B-1 gained 11.42%, and Series B-2 gained 11.52%, net of all fees and expenses.
     PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. — SERIES A-1
February 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2011)
STATEMENT OF INCOME

February 2011
Investment income, interest	$623

Expenses
Management fee	22,817
Ongoing offering expenses	—
Operating expenses	7,605
Selling commissions	20,281
Other expenses	243
Incentive fee	—
Brokerage commissions	11,913
Total expenses	62,859

Net investment gain (loss)	(62,236)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	328,030
Net change in unrealized appreciation (depreciation) on futures and forward contracts	775,075

Net gain(loss) on investments	1,103,105

Net increase (decrease) in net assets from operations	$1,040,869
STATEMENT OF CHANGES IN NET ASSET VALUE

February 2011
Net assets, beginning of period	$10,425,336

Net increase (decrease) in net assets from operations	1,040,869

Capital share transactions
Issuance of shares	673,100
Redemption of shares	(21,151)

Net increase(decrease) in net assets from capital share transactions	651,949

Net increase(decrease) in net assets	1,692,818

Net assets, end of period	$12,118,154

NAV Per Unit, end of period	$1,548.38

SUPERFUND GOLD, L.P. — SERIES A-2
February 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2011)
STATEMENT OF INCOME

February 2011
Investment income, interest	$158

Expenses
Management fee	5,804
Ongoing offering expenses	—
Operating expenses	1,935
Other expenses	62
Incentive fee	1,619
Brokerage commissions	3,030
Total expenses	12,449

Net investment gain (loss)	(12,291)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	83,450
Net change in unrealized appreciation (depreciation) on futures and forward contracts	197,153

Net gain(loss) on investments	280,603

Net increase (decrease) in net assets from operations	$268,312

STATEMENT OF CHANGES IN NET ASSET VALUE

February 2011
Net assets, beginning of period	$2,777,001

Net increase (decrease) in net assets from operations	268,312

Capital share transactions
Issuance of shares	115,000
Redemption of shares	(74,233.20)

Net increase(decrease) in net assets from capital share transactions	40,767

Net increase(decrease) in net assets	309,079

Net assets, end of period	$3,086,080

NAV Per Unit, end of period	$1,656.18

SUPERFUND GOLD, L.P. — SERIES B-1
February 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2011)
STATEMENT OF INCOME

February 2011
Investment income, interest	$513

Expenses
Management fee	15,942
Ongoing offering expenses	—
Operating expenses	5,314
Selling commissions	14,170
Other expenses	361
Incentive fee	4,754
Brokerage commissions	12,387
Total expenses	52,928

Net investment gain(loss)	(52,415)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	348,855
Net change in unrealized appreciation (depreciation) on futures and forward contracts	570,920

Net gain(loss) on investments	919,774

Net increase (decrease) in net assets from operations	$867,359

STATEMENT OF CHANGE IN NET ASSET VALUE

February 2011
Net assets, beginning of period	$7,309,032

Net increase (decrease) in net assets from operations	867,359

Capital share transactions
Issuance of shares	314,350
Redemption of shares	(28,665)

Net increase (decrease) in net assets from capital share transactions	285,685

Net increase(decrease) in net assets	1,153,044

Net assets, end of period	$8,462,076

NAV Per Unit, end of period	$1,336.66

SUPERFUND GOLD, L.P. — SERIES B-2
February 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2011)
STATEMENT OF INCOME

February 2011
Investment income, interest	$316

Expenses
Management fee	9,832
Ongoing offering expenses	—
Operating expenses	3,277
Other expenses	222
Incentive fee	7,183
Brokerage commissions	7,640
Total expenses	28,154

Net investment gain(loss)	(27,838)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	215,146
Net change in unrealized appreciation (depreciation) on futures and forward contracts	352,099

Net gain(loss) on investments	567,245

Net increase (decrease) in net assets from operations	$539,407

STATEMENT OF CHANGE IN NET ASSET VALUE

February 2011
Net assets, beginning of period	$4,573,686

Net increase (decrease) in net assets from operations	539,407

Capital share transactions
Issuance of shares	132,000
Redemption of shares	(21,774)

Net increase (decrease) in net assets from capital share transactions	110,226

Net increase(decrease) in net assets	649,633

Net assets, end of period	$5,223,320

NAV Per Unit, end of period	$1,378.31

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc. General Partner Superfund Gold, L.P.